UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

Petro River Oil Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-49760	98-0611188
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

1980 Post Oak Blvd., Suite 2020

Houston, TX 77056

(Address of principal executive offices)

Registrant’s telephone number, including area code: (469) 828-3900

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on April 29, 2013 (the “April 8K”), on April 15, 2013, Petro River Oil Corp. (the “Company”) entered into a Third Omnibus Waiver and Modification Agreement (the “Third Waiver Agreement”) with holders of the Convertible Securities (as defined in the April 8K). The holders of the Convertible Securities agreed as part of the Third Waiver Agreement to a 90 day lock-up period followed by a 90 day leak-out period during which the holders were limited in the amount of the Company’s securities each could sell.

As the Company failed to timely file its annual report on Form 10-K for the fiscal year ended April 30, 2013, re-sales under Rule 144 under the Securities Act of 1933, as amended, were not available for the holders of Convertible Securities during the entire leak-out period. Therefore, the Company notified the holders of Convertible Securities on September 3, 2013 that the Company was granting a limited waiver of the Third Waiver Agreement to allow the holders to sell the amount of securities originally intended to be sold during the leak-out period. The Company delivered the following message to each holder of Convertible Securities:

“The Company acknowledges that its failure to file its Form 10-K on time with the SEC may have prevented you from selling some of your restricted shares during the lockup period due to the requirements of Rule 144. Had the Company been timely in its SEC filings, then by the close of business on September 19, 2013 you would have been able to sell in the aggregate 20% of your shares. Therefore, the Company is granting a limited waiver of the lockup agreement to affected stockholders and agrees that you may sell up to 20% of your shares by September 19 without violating the lockup. Thereafter, you may sell an additional 10% of your shares during the remaining 30 day period prior to the expiration of the lockup period as originally contemplated.”

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2013

Petro River Oil Corp.

By:	/s/ Scot Cohen
Name:	Scot Cohen